EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147105 and 333-159746 on Form S-8, No. 333-150734 on Form S-4, and Nos. 333-147162 and 333-156087 on Form S-3 of our reports dated March 1, 2010, relating to the consolidated financial statements of Marshall & Ilsley Corporation and the effectiveness of Marshall & Ilsley Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marshall & Ilsley Corporation for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

March 1, 2010